SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL TAX-EXEMPT BOND FUND, INC.
                              HELD NOVEMBER 2, 1999

1.  Election of the Board of Directors.

                            For                Withheld

     Aschenbrenner       10,686,110            225,267
     Davis               10,667,063            244,314
     Eucher              10,704,515            206,862
     Ferguson            10,669,283            242,094
     Gilbert             10,700,345            211,032
     Griswell            10,698,489            212,887
     Kimball             10,702,906            208,471
     Lukavsky            10,612,570            298,806

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

         10,717,493            49,089               144,794

3.   Amendment of Management Agreement to:
     A. Provide transfer agency services through a separate agreement.

          In Favor            Opposed               Abstain

         10,198,577           301,115               411,685

     B. Clarify changes to delegation provision.

          In Favor            Opposed               Abstain

         10,192,476           224,387               494,514

4.   Approval of changes to fundamental investment restrictions regarding:
     D. Diversification.

          In Favor       Opposed      Abstain   Broker Non-Votes

          9,291,661      390,983      264,948         963,784